Exhibit 10.1

August 17, 2007

Mr. Mike Willis
Chairman & CEO
Westaff, Inc.
298 N. Wiget Lane
Walnut Creek, CA 94598

Dear Mike and others:

As announced at the Board Meeting on Wednesday, August 15, I have tendered my resignation as a Westaff Director due to personal reasons and not due to any disagreements with Westaff. My resignation will be effective November 1, 2007.

Sincerely,

/s/ Jack D. Samuelson
Jack D. Samuelson